CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED
                 BASED ON A REQUEST FOR CONFIDENTIAL TREATMENT

                  OMITTED PORTIONS HAVE BEEN SEPARATELY FILED
                  WITH THE SECURITIES AND EXCHANGE COMMISSION

                                                                     EXHIBIT 4.4

                           EMIRATES TELECOMMUNICATIONS
                             CORPORATION [ETISALAT]
                             HEAD OFFICE - ABU DHABI
                             P.O. Box 3838 Abu Dhabi
                              United Arab Emirates

                        INTERNATIONAL BUSINESS RELATIONS
                   Telex (893) 23555 IBRETC Fax: +971 26336700
                             Telephone: +971 2208458

                                 TELEFAX MESSAGE

FROM:       MOHAMED [Illegible] M.S. AL SHARHAN

TO:         VSNL India
ATTN:       S.S. Bodh, Chief General Manager Finance
FAX NO.:    +91 22 269 052/262 5616/269 6052

TO:         Teleglobe Canada, Abu Dhabi Office
ATTN:       Radwan Moussalli, President, Regional Director
FAX NO.:    +02 6272 624

TO:         TELEGLOBE CANADA, Montreal
ATTN:       Monique Bellerose, Switched Transit Marketing
FAX NO.:    +91 514 868 7041/7275/7919/7234/7451/7729/7111/7033

OUR REF:    MHB/TAR/T101/India/T [Illegible] 1143
Date:       3rd June, 2000

SUBJECT:    TELEPHONE SERVICE BETWEEN UAE/INDIA VIA CANADA

Further to our agreement to reduce the TAR between UAE and India to SDR [text redacted] applying Sender Pays transit for all overflow routes. Please note that since the termination share of the destination administration is fixed at SDR [text redacted], we have also updated our records for the subject service applying the fixed terminal share of SDR [text redacted] w.e.f. 1-Jun.-2000. Direct accounting to apply.

Both   administrations   are  kindly  requested  to  update  their  records  and
acknowledge.

Best regards,

/s/ Mohamed  [Illegible] M.S. Al Sharhan